EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES THE RETIREMENT OF CHIEF OPERATING OFFICER, DAVID E. SIMONELLI

HOUSTON, June 22, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ:GLDD), the largest provider of dredging services in the United States announced today that its Chief Operating Officer, David E. Simonelli, will retire effective September 16, 2022. After his retirement, he will provide consulting services to the Company.

Mr. Simonelli, who has spent forty-four years with Great Lakes, became the President of the Company’s Dredging Division in 2010, and Chief Operating Officer in 2018. His commitment to project and employee safety, environmental protection, and successful project completion has contributed significantly to the Company’s record years of profitability and project successes. In addition to his contributions to the achievements of Great Lakes, he has been recognized for his leadership, innovation, and extensive contributions to the dredging industry. The Incident & Injury Free journey Dave and former CEO Doug Mackie began in 2005 transformed the safety culture of the company and elevated the bar for safe operations for the entire US dredging industry.

Lasse Petterson, President and Chief Executive Officer commented, “Dave Simonelli’s rise through the Company’s ranks has demonstrated his dedication to Great Lakes and all of our employees. He is well known for tackling the toughest projects, the most challenging issues, and doing so with great success. One of Simonelli’s key passions has been to assure that the Bullseye culture remains a key foundation of the Company and as such, he has been a mentor and advisor to several generations of colleagues at Great Lakes who will now build on his legacy for the future. We thank him for his many years of service and know that his retirement is well deserved. We look forward to our continued association with Dave in a different capacity as we complete the transition plan which has been in progress and which will entail an operating structure that best maximizes our growth in the market and in the dredging and offshore wind industries.”

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.